Exhibit 5.1

December 23, 2025

FibroBiologics, Inc.

455 E. Medical Center Blvd, Suite 300
Houston, TX 77598

Ladies and Gentlemen:

We have acted as counsel to FibroBiologics, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-1 (the “Registration Statement”) for the purpose of registering for resale under the Securities Act of 1933, as amended (the “Securities Act”), by the selling stockholders named in the prospectus contained in the Registration Statement an aggregate of 22,494,434 shares (“Shares”) of the Company’s common stock, par value $0.00001 per share (the “Common Stock”) consisting of (i) up to 12,110,203 shares of Common Stock issuable upon the exercise of common warrants issued in a private placement that closed on November 19, 2025 (the “November 19 Warrants”), (ii) up to 4,477,614 shares of Common Stock issuable upon the exercise of common warrants issued in a private placement that closed on November 25, 2025 (the “November 25 Warrants”), (iii) up to 313,433 shares of Common Stock issuable upon the exercise of placement agent warrants issued concurrently with the November 25 Warrants (the “November 25 Placement Agent Warrants”), (iv) up to 5,227,275 shares of Common Stock issuable upon the exercise of common warrants issued in a private placement that closed on December 16, 2025 (the “December 16 Warrants”), and (v) up to 365,909 shares of Common Stock issuable upon the exercise of placement agent warrants issued concurrently with the December 16 Warrants (the “December 16 Placement Agent Warrants” and, together with the November 19 Warrants, and the November 25 Warrants, the November 25 Placement Agent Warrants, and the December 16 Warrants, the “Warrants”).

We have examined the Registration Statement and such documents and records of the Company and other documents as we have deemed necessary for the purposes of this opinion. In such examination, we have assumed the following: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; and (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based upon the foregoing, it is our opinion that the Shares, when issued upon the exercise of the Warrants in accordance with the terms thereof and, if applicable, upon the Company’s receipt of payment of the exercise price therefor, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the Delaware General Corporation Law and the reported judicial decisions interpreting such statute and provisions, the laws of the state of New York and the federal laws of the United States of America. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of (a) any other laws of the State of Delaware; (b) the laws of any other jurisdiction; or (c) the laws of any county, municipality or other political subdivision or local governmental agency or authority.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement with the Commission on or about the date hereof, and any amendments thereto, including any and all post-effective amendments, and to the reference to us under the headings “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Sichenzia Ross Ference Carmel LLP

Sichenzia Ross Ference Carmel LLP

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